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                       Securities and Exchange Commission
                              Washington, DC 20549





                                    FORM 8-K

                                 Current Report





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





        Date of Report (Date of earliest event reported) - March 5, 1996




                         Minnesota Power & Light Company

                             A Minnesota Corporation
                           Commission File No. 1-3548
                   IRS Employer Identification No. 41-0418150
                             30 West Superior Street
                             Duluth, Minnesota 55802
                           Telephone - (218) 722-2641

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Item 5.  Other Events.


A.       Refund Order to be Reconsidered by Florida Public Service Commission

         Responding to a Florida Supreme Court decision addressing the issue of retroactive ratemaking with respect to another company, on March 5, 1996, the Florida Public Service Commission (FPSC) voted to reconsider an October 1995 order (Refund Order) which would have required Southern States Utilities, Inc.
(SSU), a wholly owned subsidiary of Minnesota Power & Light Company (Minnesota Power), to refund about $10 million, including interest, to customers who paid more since October 1993 under uniform rates than they would have paid under stand-alone rates. Under the Refund Order, the collection of the $10 million from customers who paid less under uniform rates would not be permitted. The Refund Order was in response to the Florida First District Court of Appeals reversal in April 1995 of the 1993 FPSC order which approved uniform rates for most of SSU's service areas in Florida. With "uniform rates," all customers in the uniform rate areas pay the same rates for water and wastewater services. Uniform rates are an alternative to "stand-alone" rates which are calculated based on the cost of serving each service area. The FPSC will reconsider the Refund Order at an undetermined date. SSU continues to believe that it would be improper for the FPSC to order a refund to one group of customers without permitting recovery of a similar amount from the remaining customers since the First District Court of Appeals affirmed SSU's total revenue requirement for operations in Florida. No provision for refund has been recorded.



B.       Bond Ratings Revised

         On March 6, 1996, Standard & Poor's lowered its rating on Minnesota Power's electric utility first mortgage bonds and secured pollution control bonds from A- to BBB+. On March 11, 1996, Moody's Investor Services lowered its rating from A3 to Baa1. The disclosure of these securities ratings is not a recommendation to buy, sell or hold Minnesota Power's securities.


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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                            Minnesota Power & Light Company
                                           ----------------------------------
                                                       (Registrant)





March 11, 1996                                        D. G. Gartzke
                                           ----------------------------------
                                                      D. G. Gartzke
                                             Senior Vice President - Finance
                                                 and Chief Financial Officer

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